As filed with the Securities and Exchange Commission on April 7, 1997.
                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  FORM S-8/S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BEAZER HOMES USA, INC.

             (Exact name of registrant as specified in its charter)

                 DELAWARE                                54-2086934
      (State or other jurisdiction of         (IRS Employer Identification No.)
      incorporation or organization)

 5775 PEACHTREE DUNWOODY ROAD, SUITE C-550                 30342
             ATLANTA, GEORGIA                           (Zip Code)
 (Address of Principal Executive Offices)


                             BEAZER HOMES USA, INC.
                           1994 STOCK INCENTIVE PLAN
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

             Ian J. McCarthy               Please address a copy of all
  President and Chief Executive Officer    communications to:
          Beazer Homes USA, Inc.                   William F. Schwitter
5775 Peachtree Dunwoody Road, Suite C-550  Paul, Hastings, Janofsky & Walker LLP
          Atlanta, Georgia 30342                    Thirty-First Floor
 (Name and address of agent for service)             399 Park Avenue
                                                New York, NY  10022-4697
                                               Telephone:  (212) 318-6000
             (404) 250-3420
  (Telephone number, including area code,
  of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: By Beazer Homes USA, Inc., in accordance with the terms of the 1994 Stock Incentive Plan and the Non-Employee Director Stock Option Plan after the effective date of this Registration Statement. By the selling stockholders, from time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                       PROPOSED         PROPOSED
TITLE OF                               MAXIMUM          MAXIMUM
SECURITIES             AMOUNT          OFFERING        AGGREGATE     AMOUNT OF
 TO BE                 TO BE            PRICE          OFFERING     REGISTRATION
REGISTERED           REGISTERED(1)    PER SHARE (2)    PRICE (2)        FEE

--------------------------------------------------------------------------------

COMMON STOCK
$0.01 PAR VALUE
PER SHARE              775,000        $13.0625       $10,123,437.50   $3,067.71


PREFERRED STOCK
PURCHASE RIGHTS        775,000                                        $  100 (3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($13.0625 per share) of the Common Stock of the Registrant on the New York Stock Exchange on April 3, 1997.

(3) Rights are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock. The fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                   PROSPECTUS

                             BEAZER HOMES USA, INC.

                                  COMMON STOCK
                               ($0.01 PAR VALUE)

    This Prospectus relates to an aggregate of 775,000 shares (the "Shares") of Common Stock, $0.01 par value per share (the "Common Stock"), of Beazer Homes USA, Inc. (the "Company") that may be offered from time to time by certain employees and directors of the Company (the "Selling Stockholders"). Such Shares have been or may be acquired by the Selling Stockholders pursuant to the terms of the Beazer Homes USA, Inc. 1994 Stock Incentive Plan or the Beazer Homes USA, Inc. Non-Employee Director Stock Option Plan (collectively, the "Plans"). Information regarding the Selling Stockholders, including the name and position with the Company of each such person, is set forth herein under the heading "Selling Stockholders."

    The Common Stock is reported on the New York Stock Exchange ("NYSE") under the symbol "BZH". The Company has been advised by the Selling Stockholders that the Shares may be sold from time to time in ordinary brokers transactions on the NYSE at the price prevailing at the time of such sales. The commission payable will be the regular commission a broker receives for affecting such sales. The Shares may also be offered in private transactions or otherwise. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales less brokerage commissions. The Company will not receive any of the proceeds of the sale of the Shares offered hereby. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholder.

    No person has been authorized by the Company to give any information or to make any representations in connection with the offer made pursuant to this Prospectus, other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon. Neither the delivery of this Prospectus nor any sale made pursuant hereto shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   ----------

    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                                   ----------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                             REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                   ----------

                 The date of this Prospectus is March 20, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the NYSE and reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Certain registration statements and reports or portions filed with the Commission by the Company are incorporated herein by reference. See "Documents Incorporated by Reference." Except as specified herein, no other portions of such reports or registration statements are incorporated herein by reference and such other portions are not part of this Prospectus.

    This Prospectus constitutes part of a Registration Statement on Form S-8/S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Shares offered hereby. The Company will promptly furnish without charge to each person to whom a Prospectus is delivered, upon written or oral request, a copy of the Company's annual report to stockholders for its most recent fiscal year and a copy of the information that has been incorporated herein by reference (other than exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Such requests should be directed to Scott M. McKelvey, Manager of Financial Reporting,
Beazer Homes USA, Inc., 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342, telephone number (404) 250-3420.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission are incorporated herein by reference:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

    (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996;

    (c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1996; and

    (d) the description of the Company's Common Stock as set forth in the Registration Statement filed with the Company on Form 8-A filed under
         Section 12 of the Exchange Act, including any amendments or reports thereto filed with the Commission for the purpose of updating such description.

In addition to the foregoing, all documents and any amendments thereto subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents.

    Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

    Beazer Homes USA, Inc. designs, builds and sells single family homes in the southeast and southwest regions of the United States, as well as in Texas. The Company's southeast region includes Georgia, North Carolina, South Carolina, Tennessee and Florida, and its southwest region includes Arizona, California and Nevada. The Company's homes are designed to appeal primarily to entry-level and first-time move-up home buyers. The Company intends, subject to market conditions, to expand in its existing markets and to consider entering into new markets through expansion from existing markets or through market acquisitions of established regional home builders. While future acquisition opportunities may be considered, the Company currently has no plans, agreements or understandings with respect to any such expansion through acquisition.

    The Company's objective is to provide its customers with homes that incorporate quality and value while seeking to maximize its return on invested
capital.   To achieve this objective, the Company has developed a business strategy which focuses on the following elements:

         GEOGRAPHIC DIVERSITY AND GROWTH MARKETS. The Company competes in a large number of geographically diverse markets in an attempt to reduce its exposure to any particular regional economy. Virtually all of the markets in which the Company operates have experienced significant population growth in recent years. Within these markets, the Company builds homes in a variety of projects, typical with fewer than 150 homesites per project.

         QUALITY HOMES FOR ENTRY-LEVEL AND FIRST MOVE-UP HOME BUYERS. The Company seeks to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. The Company focuses on entry-level and first time move-up buyers because it believes they represent the largest segment of the homebuilding market. During fiscal year 1996, the average sales price of the Company's homes was approximately $146,000.

         DECENTRALIZED OPERATIONS WITH EXPERIENCED MANAGEMENT. The Company believes its in-depth knowledge of its local markets enables the Company to better serve its customers. The Company's local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. The Company combines these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

         CONSERVATIVE LAND POLICIES. The Company seeks to maximize its return on capital employed by limiting its investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, the Company uses options to control land whenever possible. In addition, the Company does not speculate in unentitled land.

    The Company was formed in November 1993 in anticipation of an initial public offering of its Common Stock and issuance of its nine percent (9%) senior notes due 2004 which was completed in March 1994. A predecessor of the Company was established in 1985 through the acquisition by Beazer PLC of an established regional homebuilder in Atlanta, Georgia. At the time of such acquisition, Beazer PLC was among the largest homebuilders in the United Kingdom. After expanding its homebuilding operations to Tennessee, North Carolina and South Carolina through additional acquisitions, Beazer PLC was acquired by an indirect, wholly-owned subsidiary of Hanson PLC.

    In early 1993, the Company entered the Arizona, California and Nevada homebuilding markets by acquiring substantially all of the homebuilding operations of Watt Housing Corporation ("Watt") pursuant to an asset purchase agreement effective February 1, 1993 (the "Watt Acquisition"). Affiliates and predecessors of Watt have been in business since 1947 and, immediately prior to the Watt Acquisition, Watt was a builder of single-family detached and attached homes in Arizona, California and Nevada.

    The Company entered the Jacksonville, Florida market in fiscal 1994 by acquiring Panitz & Company, Chartered pursuant to an asset purchase agreement, effective October 1, 1993, and the Fort Myers/Naples, Florida market in fiscal 1996 by acquiring Gulfcoast Homes pursuant to an asset purchase agreement, effective May 23, 1996.

    The Company entered the Dallas and Houston markets in fiscal 1995 by acquiring Bramalea Homes Texas, Inc. pursuant to an asset purchase agreement, effective April 1995, and expanded its presence in Dallas in fiscal 1996 by acquiring Trendmaker Homes - Dallas pursuant to an asset purchase agreement, effective June 26, 1996.

    During fiscal 1996, the Company established Beazer Mortgage Company
("Beazer Mortgage"). Beazer Mortgage was established to originate, but not hold or service, mortgages for the homebuilding operations of the Company. At September 30, 1996, one branch office in Atlanta was operational, with two additional branches, Charlotte and Houston, in a start-up phase.

    The Company's principal executive offices are located at 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342. Its telephone number is
(404) 250-3420.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

    HOMEBUILDING INDUSTRY MARKET CONDITIONS. The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. The risks inherent to homebuilders in purchasing and developing land increase as consumer demand for housing decreases. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of home buyers, which tends to result in fewer home purchases. Such uncertainties could adversely affect the performance of the Company and the market price for its Common Stock. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires, delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. For example, homebuilders nationwide have recently experienced significant volatility in the cost of lumber. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

    The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate values, as evidenced by the declines in real estate values in recent years, particularly in California. Although the Company believes that its projects are currently reflected on the Company's balance sheet at or below their net realizable value, no assurances can be given that in the future write-downs will not be material in amount.

    INTEREST RATES; MORTGAGE FINANCING. Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market prices of the Common Stock may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgage financing is an important factor in marketing many of its homes. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales. Furthermore, changes in Federal income tax laws may affect demand for new homes. Proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for Federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.


    VARIABILITY OF RESULTS. Although the Company had net income for fiscal years 1995 and 1996, there can be no assurance that the Company's profitability will continue on a quarterly or annual basis. The Company historically has experienced and in the future expects to continue to experience, variability in sales and net income on a quarterly basis. Factors expected to contribute to this variability in the future include, among others (i) the timing of home closings and land sales; (ii) the Company's ability to continue to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in the states in which the Company operates and other states into which the Company may expand its operations; (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing; and
(v) costs of material and labor and delays in construction schedules. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general, the Company expects its financial results to vary from project to project and from quarter to quarter.

    COMPETITION. The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other developers, individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company's competitors include large homebuilding companies, some of which have greater financial resources than the Company, and small homebuilders, who may have lower costs.

    FINANCING; LEVERAGE. The homebuilding industry is capital intensive and requires significant upfront expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. Although the Company believes that internally generated funds and available borrowings under the Company's credit facility will be sufficient to fund the Company's capital and other expenditures (including land purchases in connection with ordinary development activities), there can be no assurance that the amounts available from such sources will be sufficient. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which the Company may incur is limited by the terms of the indenture governing the Company's outstanding Senior Notes and by the terms of its credit facility. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations.

    The Company's credit facility contains numerous operating and financial maintenance covenants. There can be no assurance that the Company will be able to maintain compliance with the financial and other covenants contained in the credit facility. Failure to be in compliance with such covenants (following expiration of any applicable cure periods) would result in a default under the credit facility and could result in the acceleration of the indebtedness thereunder and under the Senior Notes.

    NATURAL DISASTERS; AVAILABILITY OF HOMEOWNERS' INSURANCE. The climates and geology of many of the states in which the Company operates, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, in such states may be adversely affected.

    Certain insurance companies doing business in Florida have restricted, curtailed or suspended the issuance of homeowners' insurance policies on single family and multi-family homes. This has had the effect of both reducing the availability of hurricane and other types of natural disaster insurance and, in general, increasing the cost of such insurance to prospective purchasers of homes in Florida. Mortgage financing for a new home is conditioned, among other things, on the availability of adequate homeowners' insurance. There can be no assurance that homeowners' insurance will be available or affordable to prospective purchasers of the Company's homes offered for sale in Florida. Long-term restrictions on, or unavailability of, homeowners' insurance in Florida could have an adverse effect on the homebuilding industry in that market in general, and on the Company's business within that market in particular.


    OPTION CONTRACTS WITH SPECIFIC PERFORMANCE OBLIGATIONS. The Company acquires certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, the Company generally is required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If the Company fails to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to the Company generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require the Company to purchase such lots, notwithstanding a general decline in real estate values.

    GOVERNMENT REGULATIONS; ENVIRONMENTAL CONTROLS. The Company is subject to local, state and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building its projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums or similar governmental regulations that could be imposed in the future due to health, safety, welfare or environmental concerns. The Company must also obtain certain licenses, permits and approvals from certain government agencies for certain of its activities, the granting or receipt of which are beyond the Company's control.

    The Company and its competitors are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs and may also prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber. The Company's projects in California are especially susceptible to restrictive government regulations and environmental laws.

    POSSIBLE FLUCTUATIONS OF STOCK PRICES. The market prices of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. Government regulations, future announcements concerning the Company or its competitors, general economic and business conditions, the level of interest rates, the Company's operating results and similar matters may have a significant impact on the market prices of the Common Stock.

                                USE OF PROCEEDS

    If Shares are resold by the Selling Stockholders, the Company will receive no proceeds from such sale. The Shares will be offered for the respective accounts of the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The Shares that may be offered from time to time pursuant to this Prospectus have been or will be acquired by the Selling Stockholders from time to time upon payment of awards granted under the Plans.

    The following table sets forth (i) the name of each Selling Stockholder;
(ii) the position, office, or other material relationship between the Company and each Selling Stockholder; (iii) the amount of Common Stock owned by the Selling Stockholder prior to the offering, including shares such Selling Stockholder may acquire pursuant to the exercise of previously granted options under the Plans; (iv) the amount of Common Stock that may be offered by the Selling Stockholder; and (v) the amount of Common Stock to be held by each Selling Stockholder subsequent to the offering.

                                     NUMBER OF     SHARES      COMMON STOCK THAT
                                       SHARES     THAT MAY      WOULD BE OWNED
         NAME AND POSITION          BENEFICIALLY     BE        SUBSEQUENT TO THE
           WITH COMPANY               OWNED(1/)    OFFERED        OFFERING(2/)
           ------------               ---------    -------        --------

                                                               NUMBER    PERCENT
                                                               ------    -------
Brian C. Beazer                         73,500      63,500     10,000       *
Non-Executive Chairman of the Board
and Director

Ian J. McCarthy                        143,436     142,998        438       *
President, Chief Executive Officer
and Director

David S. Weiss                          68,846      67,759      1,087       *
Executive Vice President, Chief
Financial Officer and Director

John Skelton                            49,244      48,859        385       *
Senior Vice President, Operations,
Controller and Secretary

Peter Simons                            18,149      17,783        366       *
Vice President, Corporate Development

David Root                              14,667      14,318        349       *
Vice President, Operations

Darrell Hoover                             857         857         --       --
Former Vice President, Beazer Homes
Holdings Corp., Southern California
Division President

Jim Moore                               20,961      20,460        501       *
Vice President Beazer Homes Corp.,
Southwest Regional Manager

Gary N. Baucom                          68,531      68,090        441       *
Vice President Beazer Homes Corp.,
Carolinas Regional Manager

H. Eddie Phillips                       71,063      70,627        436       *
Vice President Beazer Homes Corp.,
Phillips Builders President

Leon J. Panitz                           9,787       9,572        215       *
Vice President Beazer Homes Corp.,
Panitz Homes President

Robert J. Polanco                        7,104       6,783        321       *
Vice President Beazer Homes Corp.,
Squires Homes - Raleigh President

Scott Thorson
Vice President Beazer Homes Corp.,
Squires Homes - Charlotte President      2,327       2,174        153       *

George Mefferd
Director                                13,000      12,000      1,000       *

                                     NUMBER OF     SHARES      COMMON STOCK THAT
                                       SHARES     THAT MAY      WOULD BE OWNED
         NAME AND POSITION          BENEFICIALLY     BE        SUBSEQUENT TO THE
           WITH COMPANY               OWNED(1/)    OFFERED        OFFERING(2/)
           ------------               ---------    -------        --------
Ned Mundell                             16,312      12,000      4,312       *
Director

Larry Solari                            12,500      12,000        500       *
Director

Tom Howard                              12,500      12,000        500       *
Director
______________________
*Less than 1%

1/ Certain shares listed in this column are currently represented by options to purchase Common Stock granted under the Plans or shares of Common Stock subject to restrictions on transfer and risk of forfeiture under the Plans.

2/ For purposes of this column, the Company has assumed the sale of all shares of Common Stock received by each Selling Stockholder pursuant to the Plans.


                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares offered hereby from time to time in ordinary brokers transactions on the NYSE at the prices prevailing at the time of such sale. The Selling Stockholders may also make private sales directly or through a broker or brokers. The Selling Stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Company will pay all expenses incident to the sale of the Common Stock to the public other than brokerage commissions and other expenses incurred by individual Selling Stockholders which will be paid by the Selling Stockholders. In connection with any sale, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Act.

    There is no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them.


                                 LEGAL MATTERS

    Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, has rendered an opinion to the Company that the Common Stock offered hereby is or will be duly and validly issued, fully paid and non-assessable.

                                    EXPERTS

    The consolidated financial statements of Beazer Homes USA, Inc. as of and for the year ended September 30, 1996, incorporated in this Prospectus and Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Beazer Homes USA, Inc. at September 30, 1995, and for each of the two years in the period ended September 30, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are incorporated herein by reference:

         (a) The Registrant's annual report on Form 10-K for the fiscal year ended September 30, 1996 filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

         (b) The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1996 filed pursuant to the Exchange Act;

         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's annual report referred to in (a) above; and

         (d) The description of the Registrant's common stock, $.01 par value per share (the "Common Stock"), which is contained in its registration statement on Form 10 filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification by a corporation incorporated in the State of Delaware of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The By-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

    Section 145(g) of the General Corporation Law of the State of Delaware authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacity as directors or officers of the corporation. The Registrant maintains a directors and officers insurance policy in the aggregate amount of $10,000,000 which insures the directors and officers of the Registrant against losses arising from certain claims for any wrongful act (as defined in the policy) by the directors or officers in their respective capacities as such, or to the extent that the Registrant has indemnified such directors or officers, insures the Registrant against such losses. The policy does not cover losses in connection with claims relating to the purchase, sale, offer or solicitation of an offer to purchase or sell any securities or any violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and excludes certain other losses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The exhibits filed as part of this Registration Statement are as follows:


EXHIBIT NUMBER                       DESCRIPTION OF EXHIBIT
--------------                       ----------------------


      4.1 Beazer Homes USA, Inc. 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-K for the year ended September 30, 1994).

      4.2 Beazer Homes USA, Inc. Non-Employee Director Stock Option Plan (incorporated herein by reference to the exhibits to the Company's report on Form 10-K for the year ended September 30, 1994).

      5 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the egality of the Common Stock registered hereunder.


      23.1 Consent of Ernst & Young LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

      23.2 Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

      23.3 Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.

      24 Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 19th day of March, 1997.


                                        BEAZER HOMES USA, INC.

                                        BY: /s/ David S. Weiss
                                           -------------------------------------
                                           DAVID S. WEISS
                                           EXECUTIVE VICE PRESIDENT AND CHIEF
                                           FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Weiss and Ian J. McCarthy, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


 SIGNATURE    TITLE     DATE

 /s/ Brian C. Beazer         Director and Non-Executive           April 3, 1997
-----------------------      Chairman of the Board
Brian C. Beazer

 /s/ Ian J. McCarthy         Director, President and Chief        April 3, 1997
-----------------------      Executive Officer (Principal
Ian J. McCarthy              Executive Officer)

 /s/ David S. Weiss          Director, Executive Vice             April 3, 1997
-----------------------      President and Chief Financial
David S. Weiss               Officer (Principal Financial
                             Officer)

 /s/ Thomas B. Howard        Director                             April 3, 1997
-----------------------
Thomas B. Howard

                      [Signatures continued on next page]

 /s/ George W. Mefferd       Director                             April 3, 1997
-----------------------
George W. Mefferd

 /s/ D. E. Mundell           Director                             April 3, 1997
-----------------------
D. E. Mundell

 /s/ Larry T. Solari         Director                             April 3, 1997
-----------------------
Larry T. Solari

 /s/ John Skelton            Secretary, Senior Vice President     April 3, 1997
-----------------------      and Controller (Principal
John Skelton                 Accounting Officer)

                                 EXHIBIT INDEX



Exhibit                   Description
-------                   -----------


4.1 Beazer Homes USA, Inc. 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-K for the year ended September 30, 1994).


4.2 Beazer Homes USA, Inc. Non-Employee Director Stock Option Plan (incorporated herein by reference to the exhibits to the Company's report on Form 10-K for the year ended September 30, 1994).

5 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.

23.1 Consent of Ernst & Young LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

23.2 Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

23.3 Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.

24 Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).